Exhibit 99.1

Mohegan Sun at Pocono Downs

Slot Machine Statistical Report

	Slot Handle (2)	Gross Slot Win (3)	Gross Slot Hold Percentage (4)	Pennsylvania Gaming Taxes (5)	Weighted Average Number of Slot Machines (6)

November-06 (1)	$86,730,882	$8,711,060	10.04%	$4,857,943	1099
December-06	131,176,627	13,105,033	9.99%	7,052,325	1099
January-07	137,266,226	13,672,450	9.96%	7,575,723	1101
February-07	126,613,690	11,917,315	9.41%	6,572,109	1109
March-07	154,322,623	14,903,453	9.66%	8,116,716	1112

Fiscal Year 2007	$636,110,048	$62,309,311	9.80%	$34,174,816

(1)	Period from inception of slot operations (November 10, 2006) to November 30, 2006.
(2)	“Slot Handle” is defined as the total amount of credits placed into slot machines by patrons to play slot machines, which approximates amounts reported on the Pennsylvania Gaming Control Board website as "Wagers." "Wagers" are derived from a centralized computer system with a different daily cut-off than Mohegan Sun at Pocono Downs records, and do not include subsequent audit adjustments made by Mohegan Sun at Pocono Downs.
(3)	“Gross Slot Win,” sometimes referred to as gross slot revenues, is defined as all amounts played in slot machines reduced by the winnings paid out, which approximates amounts reported on the Pennsylvania Gaming Control Board website as "Gross Terminal Revenue," or "Wagers" less "Payouts" and miscellaneous revenue adjustments. "Payouts" are derived from a centralized computer system with a different daily cut-off than Mohegan Sun at Pocono Downs records, and do not include subsequent audit adjustments made by Mohegan Sun at Pocono Downs.
(4)	“Gross Slot Hold Percentage” is defined as the percentage of Slot Handle that is held by the slot machines played by patrons. Gross Slot Hold Percentage is derived by dividing Gross Slot Win by Slot Handle.
(5)	“Pennsylvania Gaming Taxes” is defined as the portion of gross slot revenues that must be paid to the Commonwealth of Pennsylvania on a daily basis. This portion is 55% of amounts reported on the Pennsylvania Gaming Control Board website as "Gross Terminal Revenue."
(6)	“Weighted Average Number of Slot Machines” is defined as the weighted average number of slot machines on the casino gaming floor during the monthly period.